Exhibit 99.1

Webcast: Today, May 4, 2016 at 10:00 a.m. ET

www.bbgi.com

Replay information provided below

News Announcement CONTACT: B. Caroline Beasley, Interim Chief Executive Officer & Chief Financial Officer Beasley Broadcast Group, Inc. 239/263-5000; email@bbgi.com	For Immediate Release Joseph N. Jaffoni JCIR 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP FIRST QUARTER NET REVENUE

INCREASES 13.2% TO $27.5 MILLION

Net Income and Diluted EPS Rise 40.2% and 33.3%, Respectively

NAPLES, Florida, May 4, 2016 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley,” “Beasley Broadcast” or the “Company”), a large- and mid-size market radio broadcaster, today announced operating results for the three month period ended March 31, 2016.

Summary of First Quarter Results

In millions, except per share data	Three Months Ended March 31,
	2016	2015	Change
Net revenue	$27.5	$24.3	13.2%
Station operating income (SOI – non-GAAP)	7.5	6.4	16.0%
Operating income	4.1	2.6	60.3%
Net income	1.8	1.3	40.2%
Net income per diluted share	$0.08	$0.06	33.3%

The $3.2 million, or 13.2%, year-over-year increase in net revenue during the three months ended March 31, 2016, primarily reflects higher revenue at the Company’s Tampa-St. Petersburg and Charlotte market clusters.

Station Operating Income (SOI, a non-GAAP financial measure), rose 16% in the first quarter of 2016, compared to the first quarter of 2015, to $7.5 million. The increase was driven by higher net revenue in the first quarter of 2016, partially offset by a $2.2 million, or 12.2%, increase in station operating expenses related to higher bonuses earned, partially as a result of higher revenue, promotions and event/concert expenses.

The year-over-year decrease in other income (expense), net is primarily due to a $0.4 million benefit from insurance proceeds related to a damaged radio tower in Augusta, Georgia in 2015, while the $0.5 million, or 59.8%, increase in income tax expense primarily reflects a rise in the effective tax rate compared to the first quarter of 2015 as well as the higher level of pre-tax income. As a result, net income and net income per diluted share for the 2016 first quarter was $1.8 million and $0.08, respectively, compared with $1.3 million, and $0.06, respectively, in the comparable year ago period.

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Beasley Broadcast Group, 5/4/16	page 2

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, Caroline Beasley, Interim Chief Executive Officer and Executive Vice President/Chief Financial Officer, said, “Our strong first quarter operating results highlight the solid revenue growth at the Company’s Tampa-St. Petersburg and Charlotte market clusters which combined with the success of our integration and profitability initiatives generated double digit growth in key financial metrics. While 2016 first quarter revenue included the cyclical return of political advertising, we generated organic revenue growth even without the political spending. In addition, we achieved our goal of our clusters, on a combined basis, outperforming the markets that report to Miller Kaplan for the full quarter and expect this trend to continue in 2016.

“At the time we announced the station exchange with CBS in 2014, we indicated that we expected the transaction to be accretive to the Company’s station operating income in the first eighteen months of ownership. As reflected by the first quarter results, we exceeded our goal as the transaction is accretive after approximately sixteen months of ownership.

“During the first quarter, we continued to allocate operating cash flow to debt reduction and made credit facility repayments totaling $3.0 million, reducing borrowings to $86.0 million at March 31, 2016. We intend to continue our use of cash from operations to further reduce debt, pay quarterly cash dividends and to pursue other opportunities to enhance shareholder value and during the first quarter declared our tenth consecutive quarterly cash dividend.

“Our strategic priorities remain focused on leveraging our local content and the strong ratings in all of our clusters through the further development of our digital and event marketing/NTR activities. We’ve worked hard to maintain strong community involvement and an intimate connection with our listeners and advertisers in all of our markets. We also remain focused on our station clusters matching or exceeding their market’s revenue performance and further strengthening our balance sheet as means of enhancing shareholder value. In 2016, we expect to benefit from the changes put in place over the last year as well as the cyclical return of political advertising.”

Webcast Information

The Company will host a webcast today, May 4, 2016, at 10:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

About Beasley Broadcast Group:

Founded in 1961, Beasley Broadcast Group, Inc., www.bbgi.com, is a radio broadcasting company that owns and operates 52 stations (34 FM and 18 AM) located in twelve large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

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Beasley Broadcast Group, 5/4/16	page 3

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intend,” “believe,” “may,” “could,” “should,” “will,” “expects,” “anticipates,” “intends,” “continue,” “looking forward,” “plans,” “estimates” and similar expressions or the negative of these terms or other comparable terminology are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2015. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: risks that the stations acquired in the asset exchange with CBS Radio will not be integrated successfully or that the combined company will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integrating the stations acquired in the asset exchange with CBS Radio; external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our SEC filings, including but not limited to Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 4, 2016, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 5/4/16	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenue	$27,454,947	$24,250,839

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1)(2)	19,986,291	17,813,948
Corporate general and administrative expenses (including stock-based compensation) (3)	2,500,957	2,439,147
Radio station exchange transaction cost	—	303,762
Depreciation and amortization	839,406	1,118,853

Total operating expenses	23,326,654	21,675,710
Operating income	4,128,293	2,575,129
Non-operating income (expense):
Interest expense	(988,524)	(948,006)
Other income (expense), net	(39,641)	471,805

Income before income taxes	3,100,128	2,098,928
Income tax expense	1,279,375	800,544

Net income	$1,820,753	$1,298,384

Basic and diluted net income per share	$0.08	$0.06

Basic common shares outstanding	22,983,471	22,880,681

Diluted common shares outstanding	23,020,926	22,906,828

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $36,412 and $41,791 for the three months ended March 31, 2016 and 2015, respectively.
(3)	Includes stock-based compensation of $198,894 and $328,091 for the three months ended March 31, 2016 and 2015, respectively.

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Beasley Broadcast Group, 5/4/16	page 5

Selected Balance Sheet Data – Unaudited

(in thousands)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$15,557	$14,318
Working capital	26,739	26,180
Total assets	311,839	311,402
Long term debt, net of current portion	84,964	86,462
Stockholders’ equity	$134,376	$133,537

Selected Statement of Cash Flows Data – Unaudited

	Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$6,087,590	$1,564,316
Net cash used in investing activities	(656,073)	(560,592)
Net cash used in financing activities	(4,193,105)	(2,916,244)

Net increase (decrease) in cash and cash equivalents	$1,238,412	$(1,912,520)

Calculation of SOI – Unaudited

	Three Months Ended March 31,
	2016	2015
Net revenue	$27,454,947	$24,250,839
Station operating expenses	(19,986,291)	(17,813,948)

SOI	$7,468,656	$6,436,891

Reconciliation of SOI to Net Income – Unaudited

	Three Months Ended March 31,
	2016	2015
SOI	$7,468,656	$6,436,891
Corporate general and administrative expenses	(2,500,957)	(2,439,147)
Radio station exchange transaction costs	—	(303,762)
Depreciation and amortization	(839,406)	(1,118,853)
Interest expense	(988,524)	(948,006)
Other income (expense), net	(39,641)	471,805
Income tax expense	(1,279,375)	(800,544)

Net income	$1,820,753	$1,298,384

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